LETTER AGREEMENT

                                                 November 22, 1996

FEI Company,
7451 NW Evergreen Parkway,
Hillsboro, Oregon 97124

Ladies and Gentlemen:

         This is with reference to the Combination Agreement, dated as of November 15, 1996 (the "Agreement"), between Philips Industrial Electronics International B.V. and FEI Company. Pursuant to Section 9.2 of the Agreement, we hereby agree that the Agreement shall be amended as follows:

1. Section 4.5 of the Amendment is hereby amended by deleting the current language thereof and replacing it with following:

         Section 4.5 PEO Financial Statements. Each of the PEO financial statements for the PEO Business for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 (including the related notes and schedules) (the "PEO Financial Statements"), other than any financial statements for the nine months ended September 30, 1996 which are unaudited, was audited by KPMG Accountants and each of the consolidated balance sheets included in or incorporated by reference into the PEO Financial Statements fairly presents the consolidated financial position of the PEO Business as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the PEO Financial Statements fairly presents the results of operations, changes in cash flows and stockholders' equity, as the case may be, of the PEO Business for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The PEO Financial Statements were made available to FEI prior to the date hereof.




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2.  The first sentence of Section 4.7 of the Agreement is amended (i) by inserting the words "reflected in the financial statements of the PEO Business for the nine months ended September 30, 1996 and as" immediately following the words "Except as" and (ii) by replacing the words "September 30, 1996" with the words "December 31, 1995".

3. Subparagraph (d) of Section 6.3 of the Agreement is amended by replacing the words "June 30, 1996" with the words "December 31, 1995".

         This letter agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

         This letter agreement may be executed by the parties on separate counterparts which, when taken together with counterparts signed by the other party, shall constitute a single fully executed amendment to the Agreement which shall be as fully binding and effective as if each party had executed the same copy.


                                                 Sincerely,


                                                 PHILIPS INDUSTRIAL ELECTRONICS
                                                 INTERNATIONAL B.V.


                                                 By: /s/ Theo Sonnemanns
                                                    ----------------------------
                                                 Name: T. Sonnemanns
                                                 Title: CFO


Agreed to and accepted this 22nd day of November, 1996:

FEI COMPANY


By: /s/ Lynwood W. Swanson
    ------------------------
Name: Lynwood W. Swanson
Title: Chairman



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